      As filed with the Securities and Exchange Commission on April 9, 1999
                                                     Registration No. 333-71809

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                                Amendment No. 1
                                       To
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                -----------------


                       GLOBAL PHARMACEUTICAL CORPORATION
          (Name of small business issuer as specified in its charter)

            Delaware                         2834                  65-0403311
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                          Castor & Kensington Avenues
                          Philadelphia, PA 19124-5694
                                (215) 289-2220
                  (Address, including zip code, and telephone
                        number, including area code, of
                         principal executive offices)

                                BARRY R. EDWARDS
                             Chief Executive Officer
                       GLOBAL PHARMACEUTICAL CORPORATION
                          CASTOR & KENSINGTON AVENUES
                          PHILADELPHIA, PA 19124-5694
                                (215) 289-2220
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                                ---------------

     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                           SHELDON G. NUSSBAUM, ESQ.
                          Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                           New York, New York 10103
                                 (212) 318-3000
                                ---------------

          Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |x|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                   SUBJECT TO COMPLETION, DATED APRIL 9, 1999


                                   PROSPECTUS


                       GLOBAL PHARMACEUTICAL CORPORATION

                                 623,254 Shares

                                  Common Stock


     The selling stockholders of Global Pharmaceutical Corporation are offering for sale up to 623,254 shares of our common stock. These shares of common stock were issued to the selling stockholders upon the conversion of shares of our Series B Convertible Preferred Stock owned by the selling stockholders. The Series B Preferred Stock was issued to the selling stockholders on December 1, 1997. The number of shares of our common stock which the selling stockholders received upon conversion was based on our common stock price and certain antidilution provisions applicable to the Series B Preferred Stock. We have previously filed registration statement no. 333-44217 to register 1,818,182 of the shares of common stock which the selling stockholders received upon conversion of their Series B Preferred Stock. The names and certain information concerning the selling stockholders can be found on page 12 of this prospectus. The selling stockholders may offer these shares from time to time through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated or other prices. We will not receive any part of the proceeds from these sales.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol "GLPC." On April 7, 1999, the closing sale price of our common stock was $3.5625 per share.


     Our principal executive offices are located at Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, Pennsylvania 19124 and our telephone number is (215) 289-2220.

                        --------------------------------


     Your are urged to carefully read the "Risk Factors" section beginning on page 2 of this Prospectus, which describes specific risks and certain other information associated with an investment in our company that should be considered before you make your investment decision.


                       --------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is     , 1999


The information in this prospectus is not complete and may be changed. The selling stockholders not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



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                               TABLE OF CONTENTS

                                                                            Page

Risk Factors...................................................................2

  We Have a Limited Supply of Cash and Cash Equivalents to Operate
    Our Business...............................................................2
  We are Dependent on Additional Financing to Expand Our Business and the
    Committed Additional Financing may not Occur...............................2
  Additional Financings May Result in Dilution to Our Existing Stockholders....2
  The Manufacture of Generic Drugs May Require the Expenditure of Capital
    Years in Advance of a Return on Capital....................................2
  We Have Experienced Operating Losses in the Past, and the Highly Regulated
    Nature of Our Business Makes Future Profitability Uncertain................2
  The FDA May Not Approve our Future Products..................................3
  Lack of Experience in Producing New Products and Formulations................3
  FDA Authorities Can Stop the Manufacture and Sale of Products Previously
    Approved...................................................................4
  We Must Comply with an Outstanding Court Order Governing Manufacture of our Products............................................................4
  Government Regulation Could Adversely Affect Us..............................4
  Compliance with Environmental Laws May Cause Uncertain Expenditures in the Future..............................................................5
  Generic Drug Makers are Most Profitable When They are the Only Producer
    of a Generic Drug, and We Do Not Know if We Will be the Sole Maker of
    Any Generic Drug Product...................................................5
  We Face a High Level of Competition in the Generic Drug Industry from
    Competitors Who Often Have Greater Resources Than Us.......................5
  Our Revenues and Profitability Have Fluctuated and Could Fluctuate
    Significantly in the Future................................................6
  We are Dependent on a Small Number of Products...............................6
  We are Dependent on a Small Number of Distributors and Suppliers.............6
  We Do Not Have any Arrangements Regarding our Products with any
    Independent Distributors or Wholesalers....................................7
  Rights of Certain Current and Future Shareholders to Purchase Additional
    Shares of Common Stock May Dilute the Future Value of the Common Stock.....7
  We Have Substantial Amounts of Debt to Repay.................................7
  Generic Drug Makers Face an Inherent Risk of Product Liability Litigation
    and the Adequacy of Insurance Coverage for that Risk.......................8
  We have Exposure Under DES - Related Product Liability Claims................8
  We are Dependent on Key Officers and Qualified Scientific and Technical
    Employees..................................................................8
  Our Chief Executive Officer Has No Experience as a Chief Executive
    Officer....................................................................9
  Control of Our Company is Concentrated Among Significant Stockholders........9
  Our Business is Dependent on Preserving the Confidentiality of
    Proprietary Information....................................................9
  We May Have Difficulty Obtaining Licenses in the Future......................9
  Failure to Obtain Year 2000 Compliance May Have Adverse Effects on Us........9
  We Have and May in the Future Issue Additional Preferred Stock..............10
  We Do Not Pay Any Dividends and May Not Pay Any Dividends in the Future.....10
  Our Stock Price Has Fluctuated and Could Fluctuate Significantly............10

Where You Can Find More Information...........................................11

Use of Proceeds...............................................................11

Selling Stockholders..........................................................12

Plan of Distribution..........................................................14

Legal Matters.................................................................15

Experts.......................................................................15


                                        i


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                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information included in this prospectus, in deciding whether to invest in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this "Risk Factors" Section, and elsewhere in this prospectus.

We Have a Limited Supply of Cash and Cash Equivalents to Operate Our Business

     As of March 3, 1999, we had approximately $3,593,000 of unrestricted cash and cash equivalents. We estimate that these funds are sufficient for approximately twelve months of operations (from March 3, 1999) at our current expenditure levels.

We are Dependent on Additional Financing to Expand Our Business and the Committed Additional Financing may not Occur

     We need additional financing for the expected expansion of our research and product development activities and sales and marketing capabilities and for general corporate purposes. Without additional funds, our business will be materially and adversely affected. On March 2, 1999, we received $3,000,000 in financing in exchange for shares of our preferred stock. The agreement signed requires the investors to purchase an additional $2,000,000 of preferred stock prior to June 30, 1999, if all the listed conditions are met. These conditions include our stockholders authorizing sufficient additional stock which we can issue and our not having any material adverse change in our assets, results of operations or prospects. We cannot be sure all the listed conditions will be satisfied, and that we will receive the additional funds.

Additional Financings May Result in Dilution to Our Existing Stockholders

     If we issue additional capital stock to raise money, the ownership by existing stockholders will be diluted.

The Manufacture of Generic Drugs May Require the Expenditure of Capital Years in Advance of a Return on Capital

     The development of a new generic drug product, including its formulation, testing and FDA approval, generally takes approximately three or more years; development activities typically begin several years in advance of the patent expiration date of the brand name drug equivalent. Consequently, we may select drugs for development several years in advance of their anticipated entry to market. This program potentially will require that considerable capital be devoted to activities that do not concurrently provide an immediate return.

We Have Experienced Operating Losses in the Past, and the Highly Regulated Nature of Our Business Makes Future Profitability Uncertain

     We do not know whether or when we will successfully implement our business plan or that our business will ever be profitable. We have generated minimal revenues to date and have experienced operating losses since our inception. As of December 31, 1998, our accumulated deficit was $22,591,000. As of December 31, 1998, we also had outstanding indebtedness in an aggregate principal amount of $2,932,000 at interest rates ranging from 2% to 9% annually. Operating our business requires, among other things, FDA approval of our products based on our drug applications and negotiation of satisfactory raw material supply contracts with FDA-approved sources. To remain operational, we must also:

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     o    Properly receive, warehouse and store raw materials and supplies;

     o Maintain work in progress in compliance with regulatory requirements and properly store finished goods;

     o Properly manufacture various formulations, dosages and configurations of a potentially broad product line;

     o Meet strict security requirements for virtually every activity undertaken at the plant;

     o Maintain appropriate laboratory, quality control and quality assurance practices and procedures; and

     o Comply with the many complex governmental regulations that deal with virtually every aspect of our proposed business activities.

     Operating our business successfully also will depend, in part, on a variety of factors outside of our control, including:

     o    Changes in raw material supplies and suppliers;

     o    Changes in governmental programs and requirements;

     o    Changes in physician or consumer preferences; and

     o    Changes in FDA and similar regulatory requirements.


The FDA May Not Approve our Future Products

     The testing, manufacturing and marketing of our products generally are subject to extensive regulation and approvals by numerous government authorities in the United States and other countries. We may not receive FDA approvals for additional products on a timely basis, or at all. Any delay in our obtaining or any failure to obtain these approvals would adversely affect our ability to generate product revenue. Also, the process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays.

Lack of Experience in Producing New Products and Formulations

     Our ability to effectively produce new products and dosage forms will be materially affected by our ability to master new and different production techniques and to receive all required governmental approvals. Our inability to effectively do this will have a material adverse effect on our financial condition and results of operations. We do not have the level of experience or staff to produce new products and formulations that some of our competitors have.

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FDA Authorities Can Stop the Manufacture and Sale of Products Previously
Approved

     The FDA can revoke approvals of previously approved drug products for cause, request recalls of products, and obtain injunctions to close manufacturing plants in response to violations. We do not know whether these events will occur or whether we will obtain the required marketing approvals. The occurrence of any of these events could adversely effect us in a material way.

We Must Comply with an Outstanding Court Order Governing Manufacture of our Products

     On May 25, 1993, the United States District Court for the Eastern District of Pennsylvania issued an order against Richlyn Laboratories, Inc. that, among other things, permanently enjoined Richlyn from selling any drug manufactured, processed, packed or labeled at its Philadelphia facility unless it met certain stipulated conditions. When we acquired the facilities and drug applications of Richlyn, we became subject to the conditions in that court order. The order requires, in part, that FDA find that products manufactured, processed and packed at the Richlyn facility conform with FDA regulations concerning current Good Manufacturing Practices before the products can be marketed.

     Although we were informed in January 1998 that product by product inspection and prior authorization was no longer required in order for us to manufacture and sell products, we cannot give any assurance that the FDA will not reverse or reconsider its position and again require product by product inspection and prior authorization. Any reversal or reconsideration by FDA will adversely affect our product introduction plans and results of operations.

     The order against Richlyn also requires that we hire and retain a person, subject to FDA approval, who is qualified to inspect our drug manufacturing facilities to determine that our methods, facilities and controls are operated and administered in compliance with current good manufacturing practices. This person must examine all drug products manufactured, processed, packed and held at our facility and certify in writing to the FDA our compliance with related current good manufacturing practices. We have contracted with a local consultant to conduct this compliance review. We may not be able to maintain compliance with current good manufacturing practices.

Government Regulation Could Adversely Affect Us

     The rate and cost of FDA approval and other federal and state legislative or regulatory developments may adversely affect our product introduction plans and results of operations. As a pharmaceutical manufacturer, we are subject to extensive federal, state and local regulation. Noncompliance with applicable requirements can result in fines, recalls, seizure of products, suspension of production, refusal of the government to enter into supply contracts or to approve drug applications, and criminal prosecution. We cannot predict the extent to which we may be affected by legislative and other regulatory actions and developments concerning our operations, our products, the health care field generally, environmental matters and plant zoning. In addition, acts of foreign governments may affect the price or availability of raw materials needed for the development or manufacture of generic drugs.

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Compliance with Environmental Laws May Cause Uncertain Expenditures in the
Future

     We cannot accurately predict the outcome or timing of future expenditures that we may be required to pay in order to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws which govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. We are subject periodically to environmental compliance reviews by various regulatory offices. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

Generic Drug Makers are Most Profitable When They are the Only Producer of a Generic Drug, and We Do Not Know if We Will be the Sole Maker of Any Generic Drug Product

     The first generic drug manufacturers receiving FDA approval for generic equivalents of related brand name products usually capture significant market share and extract greater profits from the branded product than later arriving manufacturers. The development of a new generic drug product, including its formulation, testing and FDA approval, generally takes approximately three or more years. Consequently, we may select drugs for development several years in advance of their anticipated entry to market, and cannot know what the market or level of competition will be for that particular product when we begin selling the product. Our profitability, if any, will depend, in part, on:

     o    Our ability to develop and rapidly introduce new products;

     o    The timing of FDA approvals of our products; and

     o    The number and timing of FDA approvals for competing products.

     In addition, by introducing generic versions of their own branded products prior to the expiration of the patents for those drugs, brand name drug companies have attempted to prevent generic drug manufacturers from producing certain products. Brand name companies have also attempted to prevent competing generic drug products from being treated as equivalent to their brand name products. We expect efforts of this type to continue.

We Face a High Level of Competition in the Generic Drug Industry from Competitors Who Often Have Greater Resources Than Us

     The generic drug industry is highly competitive. Our competitors are both generic drug manufacturers and brand name drug companies. Many of our competitors have greater financial and other resources than us, and can spend significantly more than we can in research, marketing and product development. Relatively large research and development expenditures enable a

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company to support many FDA applications simultaneously. This improves the likelihood that these greater resourced companies will be among the first to obtain approval of at least some generic drugs. In addition, the generic drug industry is currently undergoing a consolidation which may exacerbate this situation.

Our Revenues and Profitability Have Fluctuated and Could Fluctuate Significantly in the Future

     Our revenues and profitability may vary significantly from fiscal quarter to fiscal quarter as well as in comparison to the corresponding fiscal quarter of the preceding year. Variations of those types may result from, among other factors:

     o    The timing of FDA reapprovals we receive;

     o    The timing of process validation for particular generic drug products;

     o The timing of any significant initial shipments of newly approved drugs; and

     o Competition from other generic drug manufacturers that receive FDA approvals for competing products.

     We cannot predict whether our business will be seasonal in nature. Products that we manufacture and distribute pertaining to seasonal ailments such as allergies or colds may experience seasonal patterns in sales and profitability. The potential seasonality of our business may have a material adverse effect on us.

We are Dependent on a Small Number of Products

     Our long-term success is dependent, among other factors, on our ability to offer and sell a broad line of products. We intend to introduce products on a selected basis. Consequently, we will be dependent, particularly in the near-term, upon a relatively small number of products to generate revenues. As a result, if we misjudge the market for or are delayed in the production of a particular product, our business can be materially adversely affected.

We are Dependent on a Small Number of Distributors and Suppliers

     The FDA requires specification of raw material suppliers in applications for approval of drug products. If raw materials were unavailable from a specified supplier, FDA approval of a new supplier could delay the manufacture of the drug involved. In addition, some materials used in our products are currently available from only one or a limited number of suppliers. Further, a significant portion of our raw materials may be available only from foreign sources. Foreign sources can be subject to the special risks of doing business abroad, including:

     o Greater possibility for disruption due to transportation or communication problems;


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     o    The relative instability of foreign governments and economies;

     o Interim price volatility based on labor unrest or materials or equipment shortages; and

     o Uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

     The delay or unavailability of raw materials can materially adversely affect us.

We Do Not Have any Arrangements Regarding our Products with any Independent Distributors or Wholesalers

     Our ability to establish markets for our proposed products is expected to be substantially dependent on the efforts of independent distributors and wholesalers. We cannot give any assurances that we will enter into any arrangements with independent distributors or wholesalers on terms favorable to us, if at all.

Rights of Certain Current and Future Shareholders to Purchase Additional Shares of Common Stock May Dilute the Future Value of the Common Stock

     As of March 15, 1999, there were outstanding a total of 39,000 shares of our convertible preferred stock. These shares presently are convertible, at any time at the option of their holders, into an aggregate of 1,950,000 shares of our common stock. On March 2, 1999, we received $3,000,000 in financing in exchange for shares of our preferred stock, which is now outstanding. The agreement signed requires the investors to purchase an additional $2,000,000 of preferred stock prior to June 30, 1999, if certain conditions are met. These additional shares of preferred stock will be convertible, at any time at the option of their holders, into an aggregate of 1,000,000 shares of our common stock. The shares of preferred stock also have certain anti-dilution protections, which could make them convertible into additional shares of common stock. In addition, as discussed earlier under the Risk Factor captioned "We are Dependent on Additional Financing to Expand Our Business," we will need additional money to fund our operations. The agreement under which we expect to obtain this additionally needed financing provides for our issuing additional shares of our preferred stock. The agreed upon price for these additional shares of stock may be at prices which are below the then trading market price for our common stock.

     As of March 15, 1999, we also had issued warrants to purchase 1,065,000 shares of our common stock at exercise prices ranging from $1.75 to $13.175 per share of common stock. In addition, under our arrangement with Merck KGaA, a German company, we issued warrants which are exercisable for 40,000 shares of our common stock for each aggregate $1 million in gross profit, if any, earned by us under our agreement with a subsidiary of Merck KGaA (up to a total of 700,000 shares of common stock). The exercise price for these warrants may be at prices below the then trading market price for our common stock.

We Have Substantial Amounts of Debt to Repay

     We may not have or be able to maintain adequate capital at any given time or from time to time in the future. As of December 31, 1998, we had outstanding approximately $2,932,000 of indebtedness, bearing interest at rates ranging from 2% to 9% annually. Of this indebtedness, $406,000 principal amount is due to the Philadelphia Industrial Development Corporation in December 2000 and an additional $804,000 is owed to General Electric Credit Corporation under our revolving credit facility. The facility expires in July 2001. Additionally, as of December 31, 1998, we had a stockholders' deficit of approximately $22,591,000. We also cannot give any assurance that additional capital or waivers relating to defaulted loans, if needed by us, will be available to us. In this regard, you should also review the "We Are Dependent on Additional Financing to Expand Our Business" risk factor earlier in this Section.

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Generic Drug Makers Face an Inherent Risk of Product Liability Litigation and
the Adequacy of Insurance Coverage for that Risk

     The design, development and manufacture of our products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Any claims brought against us, whether fully covered by insurance or not, could have a material adverse effect upon us.

We have Exposure Under DES - Related Product Liability Claims

     When we acquired the business of Richlyn Laboratories, we also assumed its liabilities in connection with Diethyl Stilbestrol, commonly known as DES, which was manufactured by Richlyn and many other drug manufacturers during the late 1950's and early 1960's. DES was prescribed to pregnant women during that period and has been alleged to cause birth defects, in particular an increased risk of uterine cancer and sterility of female children whose mothers took the drug during their pregnancy. There have been numerous claims brought against drug manufacturers relating to DES and, since 1987, Richlyn Laboratories' insurers have paid approximately $136,000 on their behalf and our behalf to settle approximately 143 DES-related suits. No other legal actions have been brought or, to our knowledge, threatened against Richlyn Laboratories or us in connection with DES-related claims. We do not expect to be held liable for DES-related claims other than claims based on products manufactured by Richlyn Laboratories. Claims settlements to date have been based on market share and Richlyn Laboratories' share of the DES market during the relevant periods is believed by us to have been substantially less than 1%.

We are Dependent on Key Officers and Qualified Scientific and Technical
Employees

     As a small company with only 64 employees, the success of our present and future operations will depend to a great extent on the collective experience, abilities and continued service of certain of our executive officers. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Because of the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs.

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Our Chief Executive Officer Has No Experience as a Chief Executive Officer

     Barry R. Edwards is our President and Chief Executive Officer. Mr. Edwards, who was recently named Chief Executive Officer of our Company, has no experience as a chief executive officer.

Control of Our Company is Concentrated Among Significant Stockholders

     As of March 15, 1999, our present directors, executive officers and their respective affiliates and related entities beneficially owned approximately 48.4% of our common stock and common stock equivalents. These stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also potentially delay or prevent a change in control of our company. In this regard, you should also review the "Rights of Certain Current and Future Shareholders to Purchase Additional Shares of Common Stock May Dilute the Future Value of the Common Stock" and "We Have and May in the Future Issue Additional Preferred Stock" risk factors in other parts of this Section, and the "Selling Stockholders" Section later in this Prospectus.

Our Business is Dependent on Preserving the Confidentiality of Proprietary Information

     We rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements. We have obtained confidentiality agreements from each of our officers and those of our supervising personnel who have access to sensitive information. We intend to obtain similar agreements from any other employee who has such access. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently developed by competitors.


We May Have Difficulty Obtaining Licenses in the Future

     We currently have no licenses other than our secondary site packaging arrangement with Genpharm and two licensing agreements with Eurand America (a unit of American Home Products). We may in the future need or want to obtain other licenses to develop, manufacture and market commercially viable products. We cannot give any assurance that licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable.

Failure to Obtain Year 2000 Compliance May Have Adverse Effects on Us

     Our software vendors have advised us that all databases used by our current systems are Year 2000 compliant. We are also in the process of addressing the Year 2000 issues with customers, suppliers, service providers and other constituents. We cannot give any assurance that we have correctly identified or will be able to identify all aspects of our business that are subject to Year 2000 problems or of our customers or suppliers that affect our business. We also

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cannot give any assurance that our software vendors are correct in their assertions that the software is Year 2000 compliant, or that our estimate of the costs of systems preparation for Year 2000 compliance will prove ultimately to be accurate. Should either our internal systems or internal systems of one or more of our significant suppliers or customers fail to achieve Year 2000 compliance, or our estimate of the costs of becoming Year 2000 compliant prove to be materially inaccurate, our business and results of operations could be adversely affected.

We Have and May in the Future Issue Additional Preferred Stock

     Our Board of Directors has the authority to issue up to 2,000,000 shares of our preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. We presently have outstanding 9,000 shares of "Series C Convertible Preferred Stock" and 30,000 shares of "Series D Convertible Preferred Stock" and have agreed to issue an additional 20,000 shares of Series D Preferred Stock. Preferred stockholders could adversely affect the rights of holders of common stock by:

     o Exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

     o Receiving preferences over the holders of common stock regarding assets or surplus funds in the event of our dissolution or liquidation;

     o    Delaying, deferring or preventing a change in control of our company;

     o Discouraging bids for our common stock at a premium over the market price of the common stock; and

     o    Otherwise adversely affecting the market price of the common stock.

In this regard, you should also review the "Control of Our Company is Concentrated Among Significant Stockholders" risk factor earlier in this Section.

We Do Not Pay Any Dividends and May Not Pay Any Dividends in the Future

     We have never paid any cash dividends on our common stock and do not expect to pay any cash dividends on our common stock in the foreseeable future.

Our Stock Price Has Fluctuated and Could Fluctuate Significantly

     The market prices for securities of biopharmaceutical companies in general, and of our company in particular, have been volatile. The following factors, among others, may have a significant impact on the market price of our common stock:

     o Announcements of technological innovations or new commercial products by us or our competitors;

     o    Government regulation;

     o    Patent or proprietary rights developments;

     o Public concern as to the safety or other implications of biopharmaceutical products; and

     o    Market conditions in general.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or at the SEC's other public reference facilities in New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site on the Internet at http:\\www.sec.gov. This web site contains reports, proxy and information statements and other information regarding our company and other registrants that file electronically with the SEC.



     We have filed a registration statement on Form S-3 with the SEC covering the shares of common stock being offered by means of this prospectus. We are allowed to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all the shares:


     1.   Our annual report on Form 10-KSB for the year ended December 31, 1998;

     2.   Our proxy statement dated April 12, 1999; and

     3. The description of our common stock contained in our registration statement on Form 8-A filed on December 8, 1995, as amended on December 14, 1995 and as amended on December 5, 1997.


     You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, Pennsylvania 19124, telephone number (215) 289-2220.


     You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus (including the documents incorporated by reference in this prospectus) contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Many of these risks are discussed under the "Risk Factors" Section of this prospectus immediately following. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not have any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth information as of March 15, 1999 except as otherwise noted, with respect to the number of shares of common stock beneficially owned by each of the selling stockholders. The selling stockholders who, as of March 15, 1999, beneficially owned more than one percent of the outstanding common stock (assuming conversion of the Series B Preferred Stock held by them) are M. Kingdon Offshore N.V. (20%), Kingdon Associates, L.P. (8%), Kingdon Partners, L.P. (8%), Udi Toledano (5%), Small Cap Value Portfolio (19%), Max L. Mendelsohn (4%) and Gary Escandon (3%).

     The selling stockholders of Global Pharmaceutical Corporation are offering for sale up to 623,254 shares of our common stock. These shares of common stock have been issued to the selling stockholders upon the conversion of shares of our Series B Convertible Preferred Stock owned by the selling stockholders. The Series B Preferred Stock was issued to the selling stockholders on December 1, 1997. As disclosed in footnote 2 to the "Selling Stockholders" table on page 17 of registration statement no. 333-44217, the number of shares of our common stock which the selling stockholders received upon conversion depended upon our common stock price and certain antidilution provisions applicable to the Series B Preferred Stock. Using the original $2.75 conversion price, we initially registered 1,818,182 shares of our common stock which could be issued upon the conversion of the outstanding shares of Series B Preferred Stock (registration statement no. 333-44217). Because of the antidilution provisions of the Series B Preferred Stock, the conversion price fell in some cases to $2.00 per share, and required the issuance of the additional 623,254 shares of our common stock registered on this registration statement. The number of shares beneficially owned includes shares issuable within 60 days upon exercise of outstanding options and warrants and upon conversion of the Series B Preferred Stock.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Number of Shares of Common
                                                                             Number of Shares          Stock Beneficially Owned
                                                                             of Common stock           After the Completion of this
                                   Number of Shares      Number of Shares    Registered on Other       offering and the Offering of
                                   of Common Stock       of Common Stock     Selling Stockholder       Shares on Registration
Selling Stockholder                Beneficially Owned    Registered Herein   Registration Statements   Statement Number 333-44217
------------------------------------------------------------------------------------------------------------------------------------
M. Kingdon Offshore N.V.               1,129,412              256,685              872,727                             0
------------------------------------------------------------------------------------------------------------------------------------
Kingdon Associates, L.P.                 376,470               85,561              290,909                             0
------------------------------------------------------------------------------------------------------------------------------------
Kingdon Partners, L.P.                   376,471               85,562              290,909                             0
------------------------------------------------------------------------------------------------------------------------------------
Udi Toledano (Director) (1)              240,925                3,409               34,091                       228,425
------------------------------------------------------------------------------------------------------------------------------------
Max. L. Mendelsohn                       165,766                  682                7,818                       163,266
(Director)
------------------------------------------------------------------------------------------------------------------------------------
Small Cap Value                        1,435,253                3,387              709,754                     1,422,413
Portfolio (of Bear Stearns
Asset Management)
------------------------------------------------------------------------------------------------------------------------------------
Gary Escandon                            123,227                6,819               43,181                        98,227
(Director)(2)
------------------------------------------------------------------------------------------------------------------------------------
Arnold S. Penner Foundation               49,383               13,020               36,363                             0
------------------------------------------------------------------------------------------------------------------------------------
Futurtec, L.P.                            50,000               13,637               36,363                             0
------------------------------------------------------------------------------------------------------------------------------------
Hollywell Investments Pty.                21,000               13,500                7,500                             0
Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Matthew J. Morahan                        15,750                9,000               36,000                             0
------------------------------------------------------------------------------------------------------------------------------------
Ronald J. DelMauro                        23,571                5,571               18,000                             0
------------------------------------------------------------------------------------------------------------------------------------
Philip Chapman                            12,346                3,255                9,091                             0
(Director)(3)
------------------------------------------------------------------------------------------------------------------------------------
David Purvis                              11,905                2,814                9,091                             0
------------------------------------------------------------------------------------------------------------------------------------

------------------


(1) Includes 68,568 shares of common stock owned by Mr. Toledano's wife and 22,529 shares of common stock owned by a trust for the benefit of minor children of Mr. Toledano, all of which shares Mr. Toldeano disclaims beneficial ownership.

(2) Includes 7,500 shares of common stock owned by Alvaro P. Escandon Inc. Money Purchase Pension Plan dated 12/1/80, with respect to which Mr. Escandon disclaims beneficial ownership.

(3) Does not include 575,350 shares of common stock held by the Frederick R. Adler Intangible Asset Management Trust, of which Susan R. Chapman, spouse of Philip R. Chapman, is trustee. Also does not include 50,000 shares of common stock held by Longview Partners, L.P., of which Susan R. Chapman is the General Partner. Mr. Chapman disclaims beneficial ownership of all of these shares.

                              PLAN OF DISTRIBUTION


     We are registering the shares of common stock on behalf of the selling stockholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. When we refer to the "selling stockholders" in this prospectus, that term includes donees and pledgees selling shares of common stock under this prospectus which were received from the selling stockholders.

     The selling stockholders may sell their shares at various times in one or more of the following transactions:

     o on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

     o    in the over-the-counter market;

     o    in negotiated transactions other than on such exchange;

     o    by pledge to secure debts and other obligations;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     o    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell shares directly or may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. This compensation may be in excess of customary commission.

     The selling stockholders may also sell all or a portion of their shares under Rule 144 under the Securities Act of 1933, or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts.

     Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the selling stockholders may be deemed to be "underwriters" under the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

     o the names of the selling stockholders and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     In addition, if we are notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.


       The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

       In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Frederick R. Adler, who is of counsel to the firm, as of December 31, 1998, beneficially owned 136,495 shares of our common stock (owned by 1520 Partners, Ltd.) and warrants to purchase 17,500 shares of common stock at an exercise price of $8.50 per share. In addition, The Adler Family Foundation, Inc., of which Mr. Adler, Catherine G. Adler, the wife of Mr. Adler, and William Bush, a partner of Fulbright & Jaworski L.L.P., serve as trustees and officers, owns 138,668 shares of common stock. The Frederick R. Adler Intangible Asset Management Trust, of which Mr. Adler is a beneficiary, and Susan R. Chapman, spouse of Philip R. Chapman, a director of the Company, is trustee, owns 575,350 shares of common stock.

                                    EXPERTS

       The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

       Our corporation is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the "DGCL"), in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       A Delaware corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

       As permitted by Section 145 of the DGCL, Section TWELFTH of our Certificate of Incorporation (our "Certificate") provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us. Section ELEVENTH of our Certificate further provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which deals with unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

SEC registration fee..............................................  $   401
Legal fees and expenses...........................................  $ 5,000
Accounting fees and expenses......................................  $ 5,000
Miscellaneous expenses............................................  $ 1,599

   Total:.........................................................  $12,000

None of these expenses are being paid by the selling stockholders.

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Section TWELFTH of the Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Section ELEVENTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

Item 16.  Exhibits.

 Exhibit                        Description of Document
  Number                        -----------------------
 -------

   3.1    Restated Certificate of Incorporation of the Company. (1)
   3.2    By-laws of the Company. (1)
   3.3 Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of the Company. (3)
   3.4 Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company. (4)
   3.5    Certificate of Amendment to Certificate of the Designations,
          Powers, Preferences and Rights of the Series A Convertible
          Preferred Stock.(5)
   3.6 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock of the Company. (6)
   3.7 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock and to Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company. (6)

   3.8 Certificate of Designations of Series D Convertible Preferred Stock of the Company.
   3.9 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock and to Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company.
   3.10 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock of the Company.

   4.1 Specimen Certificate of the Company's Common Stock, par value $.01 per share. (1)
   5.1    Opinion of Fulbright & Jaworski L.L.P. (previously filed).
  23.1    Consent of PricewaterhouseCoopers LLP.
  24.1    Power of Attorney (previously filed).
  27      Financial Data Schedule. (2)
  99.1 Court Order issued May 25, 1993 by the United States District Court for the Eastern District of Pennsylvania against Richlyn Laboratories, Inc. (1)

--------------
(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Annual Report on Form 10-KSB for the year 1997.

(3) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-35569).

(4) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-8 (File No. 333-41595).

(5) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-44217).

(6) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-69395).

 Item 17. Undertakings.

       (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

              (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia and State of Pennsylvania on the 8th day of April, 1999.

                                             GLOBAL PHARMACEUTICAL
                                             CORPORATION


                                             By: /s/ BARRY R. EDWARDS
                                             ----------------------------------
                                             Barry R. Edwards
                                             Chief Executive Officer
                                             and Director




Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    /s/  BARRY R. EDWARDS    Chief Executive Officer and       April 8, 1999
    ----------------------   Director (Principal
      (Barry R. Edwards)     Executive Officer)

    /s/ CORNEL C. SPIEGLER   Chief Financial Officer,          April 8, 1999
    ----------------------   Vice President--Administration
     (Cornel C. Spiegler)    (Principal Financial and
                             Accounting Officer)

                             Director
    ----------------------
    (Philip R. Chapman)

               *             Director                          April 8, 1999
    ----------------------
    (Gary Escandon)

               *             Director                          April 8, 1999
    ----------------------
    (Thomas Finnegan)

                             Director
    ----------------------
    (George F. Keane)

               *             Director                          April 8, 1999
    ----------------------
    (Michael Markbreiter)

               *             Director                          April 8, 1999
    ----------------------
    (Max L. Mendelsohn)

               *             Director                          April 8, 1999
    ----------------------
    (John W. Rowe)

               *             Director                          April 8, 1999
    ----------------------
    (Udi Toledano)

* = By: /s/ Cornel C. Spiegler
       -----------------------
       Cornel C. Spiegler
       Attorney-in-Fact

                                EXHIBIT INDEX

  Exhibit                        Description of Document
  Number                        -----------------------
 -------

   3.1    Restated Certificate of Incorporation of the Company. (1)
   3.2    By-laws of the Company. (1)
   3.3 Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of the Company. (3)
   3.4 Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company. (4)
   3.5    Certificate of Amendment to Certificate of the Designations,
          Powers, Preferences and Rights of the Series A Convertible
          Preferred Stock.(5)
   3.6 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock of the Company. (6)
   3.7 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock and to Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company. (6)

   3.8 Certificate of Designations of Series D Convertible Preferred Stock of the Company.
   3.9 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock and to Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company.
   3.10 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock of the Company.

   4.1 Specimen Certificate of the Company's Common Stock, par value $.01 per share. (1)
   5.1    Opinion of Fulbright & Jaworski L.L.P. (previously filed).
  23.1    Consent of PricewaterhouseCoopers LLP.
  24.1    Power of Attorney (previously filed).
  27      Financial Data Schedule. (2)
  99.1 Court Order issued May 25, 1993 by the United States District Court for the Eastern District of Pennsylvania against Richlyn Laboratories, Inc. (1)

--------------
(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Annual Report on Form 10-KSB for the year 1997.

(3) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-35569).

(4) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-8 (File No. 333-41595).

(5) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-44217).

(6) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-69395).